UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 17, 2022

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other Jurisdiction of Incorporation)

033-90866	25-1615902
(Commission File No.)	(I.R.S. Employer Identification No.)

30 Isabella Street Pittsburgh, Pennsylvania	15212
(Address of Principal Executive Offices)	(Zip Code)

(412) 825-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c)) Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	WAB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 15, 2022 (the “Closing Date”), Westinghouse Air Brake Technologies Corporation (the “Company” or “Wabtec”), Wabtec Transportation Netherlands B.V. (“Wabtec Transportation”) and certain other subsidiaries of the Company entered into an Amendment and Restatement Agreement, dated August 15, 2022 (the “Amendment and Restatement Agreement”), which amended, restated and replaced in its entirety its existing Credit Agreement, dated June 8, 2018 (as amended from time to time prior to August 15, 2022, the “Original Credit Agreement”), with a new amended and restated Credit Agreement (the “Restated Credit Agreement”) that provides for (i) an updated $1.5 billion revolving credit facility (the “Revolving Credit Facility”) and (ii) a new $250.0 million delayed draw term loan facility (the “Delayed Draw Term Loan”), all pursuant to the terms and conditions of the Restated Credit Agreement (which are consistent with the terms of the Original Credit Agreement).  The Restated Credit Agreement contains an uncommitted accordion feature allowing the Company to request, in an aggregate amount not to exceed $750.0 million, (a) increases to the borrowing commitments under the Revolving Credit Facility or (b) new incremental term loan commitments.

The Revolving Credit Facility matures on the fifth anniversary of the Closing Date and is unsecured. The Delayed Draw Term Loan matures on the fifth anniversary of the Closing Date and is unsecured.  The applicable interest rate for borrowings under the Restated Credit Agreement includes interest rate spreads based on the lower of the pricing corresponding to (i) the Company’s financial leverage or (ii) the Company’s public rating, in each case that range between 1.000% and 1.750% for Term SOFR, CDOR, RFR, and Daily Simple SOFR-based borrowings and 0.000% and 0.750% for Alternate Base Rate based borrowings. The obligations of the Company and other Borrowers under the Restated Credit Agreement have been guaranteed by certain of the Company’s subsidiaries.  Borrowings of any Delayed Draw Term Loans and under the Revolving Credit Facility are subject, in each case, to customary borrowing conditions precedent.

The Restated Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and certain of the Company’s subsidiaries (collectively, the “Loan Parties”) with respect to, among other things, indebtedness, liens, fundamental changes, restricted payments and restrictive agreements. So long as at the time of declaration, and after giving effect to such payments as at the time of declaration, no default or event of default exists and the Company is in compliance with the financial covenants set forth in the Restated Credit Agreement, the Company is permitted to pay dividends and make other restricted payments.

The Restated Credit Agreement provides for customary events of default.

Some of the lenders under the Original Credit Agreement and some of the lenders under the Restated Credit Agreement, and/or their affiliates, had, have or may in the future have various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, letters of credit, for which the lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing is a brief summary of the material terms and conditions of the Restated Credit Agreement and is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Restated Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022. In addition, on August 17, 2022, the Company issued a press release regarding the Restated Credit Agreement. A copy of the press release is filed as Exhibit 99.1 to this report and is hereby incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibits are furnished with this report on Form 8-K:

Exhibit No.	Description
99.1	Press release dated August 17 , 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTINGHOUSE AIR BRAKE
TECHNOLOGIES CORPORATION

	By:	/s/ David L. DeNinno

David L. DeNinno
Executive Vice President, General
Counsel and Secretary

Date: August 17, 2022